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                                                                     EXHIBIT 5.1

                                   JONES DAY
                       North Point - 901 Lakeside Avenue
                           Cleveland, Ohio 44114-1190


                                 April 7, 2005


Oglebay Norton Company
North Point Tower
1001 Lakeside Avenue, 15th Floor
Cleveland, Ohio 44114


                  Re: Registration Statement on Form S-1 (Commission No.
                      333-122349) filed by Oglebay Norton Company

Ladies and Gentlemen:

         We have acted as special counsel for Oglebay Norton Company, an Ohio corporation (the "COMPANY"), in connection with the Company's Registration Statement No. 333-122349 on Form S-1 (as may be amended or supplemented, the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the resale by the selling shareholders named therein of up to 3,360,800 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (the "CONVERTIBLE PREFERRED SHARES") and up to 3,360,800 shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") issuable upon conversion of the Convertible Preferred Shares (the "UNDERLYING PREFERRED COMMON SHARES" and, together with the Convertible Preferred Shares, the "SECURITIES"). The Securities may be sold pursuant to Rule 415 under the Securities Act.

         In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1. The Convertible Preferred Shares are validly issued, fully paid and nonassessable.

         2. The Underlying Preferred Common Shares, when issued in accordance with the terms of the Convertible Preferred Shares as set forth in the Company's Second Amended and Restated Articles of Incorporation (the "CHARTER"), and upon receipt by the Company of such lawful consideration therefor having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

         In rendering the foregoing opinions in paragraph 2 above, we have assumed that: (i) the Company will issue and deliver the Underlying Preferred Common Shares in the manner contemplated by the Charter and the Underlying Preferred Common Shares will have been duly issued from the Common Stock authorized by the Charter within the limits of the Common Stock then remaining authorized but otherwise unreserved and unissued; (ii) the Underlying Preferred


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Oglebay Norton Company
April 7, 2005
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Common Shares will be issued in compliance with applicable federal and state securities laws; and (iii) the current provisions of the Charter will be in full force and effect at all times the Company issues and delivers the Underlying Preferred Common Shares.

         The opinions expressed herein are limited to the federal securities laws of the United States of America and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions express herein.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.


                                Very truly yours,

                                /s/ Jones Day